EXHIBIT 99.1

Non-GAAP Financial Measures

The SEC has issued rules to regulate the use in filings with the SEC and in public disclosures of non-GAAP financial measures, such as operating results for the fiscal year ended May 31, 2007, net income before interest (income) expense, net, provision for income taxes and depreciation and amortization (“EBITDA”), and Adjusted EBITDA and the ratios related thereto. Palm has included non-GAAP financial measures in this presentation, including, for example, with respect to its operating results for the fiscal year ended May 31, 2007, EBITDA and Adjusted EBITDA, which may not comply with the SEC rules governing the presentation of non-GAAP financial measures in SEC filings. Palm defines Adjusted EBITDA as EBITDA further adjusted to exclude stock based compensation, net other non-operating income (expense), in-process research and development, legal settlements, restructuring charges (adjustments) and employee separation costs. Adjusted EBITDA is not a measure of operating income, performance or liquidity under GAAP and is subject to important limitations. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. In addition, other companies, including other companies in Palm’s industry, may calculate non-GAAP financial measures differently than the Company does, limiting their usefulness as a comparative tool. Palm’s management uses Adjusted EBITDA principally as a measure of its operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. Palm also believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. For a presentation of net income (loss) as calculated under GAAP and a reconciliation to Palm’s EBITDA and Adjusted EBITDA, see “Summary historical financial information”.

Summary of historical financial information

Historical financial performance

	Years ended May 31,			Pro forma for the year ended May 31, 2007
(dollars in thousands except average selling prices (“ASP”)	2005	2006	2007
Statement of income data:
Revenues[1]	$1,270,410	$1,578,509	$1,560,507	$1,560,507
Cost of revenues[2]	879,458	1,057,708	985,369	985,369

Gross profit	$390,952	$520,801	$575,138	$575,138

Operating expenses:
Sales and marketing[2]	171,646	205,794	248,685	248,685
Research and development[2]	90,060	136,243	190,952	194,272
General and administrative[2]	40,872	44,297	59,762	59,762
In-process research and development	—	—	3,700	3,700
Amortization of intangible assets	7,806	4,589	1,981	1,981
Legal settlements	—	23,775	—	—
Restructuring charges (adjustments)	(360)	792	—	—
Employee separation costs[2]	3,400	—	—	—

Total operating expenses	313,424	415,490	505,080	508,400

Operating income	77,528	105,311	70,058	66,738
Interest and other income (expense) net	3,003	11,336	22,369	(18,325)

Income before income taxes	80,531	116,647	92,427	48,413
Income tax provision (benefit)[3]	14,144	(219,523)	36,044	18,741

Net income	$66,387	$336,170	$56,383	$29,672

Balance sheet data (as of the end of the period):
Cash, cash equivalents and short-term investments[4]	$362,699	$518,894	$546,685	$308,463
Total assets	950,032	1,487,522	1,548,002	1,327,313
Total debt[5]	54,757	56,105	9,219	409,219
Series B convertible preferred stock[6]	—	—	—	313,476
Total stockholders’ equity	581,023	983,905	1,062,411	128,246

Statement of cash flow data:
Net cash provided by (used in):
Operating activities	$113,048	$138,200	$168,191
Investing activities	(102,706)	(191,461)	(98,910)
Financing activities	19,253	38,558	(54,612)

Other data:
EBITDA[7]	$99,451	$122,328	$90,070	$86,750
Adjusted EBITDA[7]	105,947	151,348	119,644	119,044
Capital expenditures	15,279	18,944	24,651	24,651
Ratio of total debt to Adjusted EBITDA	—	—	—	3.4x
Ratio of net total debt to Adjusted EBITDA[8]	—	—	—	0.3x
Ratio of pro forma Adjusted EBITDA to pro forma interest expense[9]	—	—	—	3.0x
Smartphone units (sell-through) (units in millions)	1.1	2.0	2.7	2.7
Handheld units (sell-through) (units in millions)	3.3	2.6	1.8	1.8
Smartphone ASP	$454	$468	$463	$463
Handheld ASP	$192	$176	$173	$173

Free cash flow data:
Adjusted EBITDA	$105,947	$151,348	$119,644	$119,044
Less: Capital expenditures	(15,279)	(18,944)	(24,651)	(24,651)
Less: Cash taxes	(7,561)	(5,878)	(8,900)	(8,900)
Plus: Change in working capital	23,396	5,848	39,839	39,839
Plus: Interest income / (Expense)	4,432	14,020	23,988	(16,706)

Free cash flow	$110,935	$146,394	$149,920	$108,626

Free cash flow as a % of revenue	9%	9%	10%	7%

[1]	Palm sells products in two product lines: smartphones and handheld computers. Revenues by product line are as follows (dollars in thousands):

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Revenues
Smartphones	$587,740	$1,088,312	$1,250,040	1,250,040
Handheld computers	682,670	490,197	310,467	310,467

	$1,270,410	$1,578,509	$1,560,507	$1,560,507

[2]

Prior to June 1, 2006, the Company accounted for stock-based compensation expense under APB No. 25, Accounting for Stock issued to Employees, which measured stock-based compensation expense using the intrinsic value method. As of June 1, 2006, the Company accounts for stock-based compensation expense under SFAS No. 123(R), Share-Based Payment, which requires stock-based compensation expense to be recognized based on grant date fair value. Periods prior to June 1, 2006, have not been restated to conform with the provisions of SFAS No. 123(R).

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Cost of revenues	$23	$13	$2,276	$2,276
Sales and marketing	753	656	6,012	6,012
Research and development	256	284	9,024	11,744
General and administrative	661	816	6,943	6,943
Employee separation costs	334	—	—	—

	$2,027	$1,769	$24,255	$26,975

Pro forma stock-based compensation expense includes $2.7 million of stock-based compensation for Mr. Rubinstein’s option and restricted stock unit grants he will receive upon the closing of the Transaction.

[3]

Income tax benefit in fiscal 2006 includes a $250.3 million reversal of Palm’s valuation allowance on its deferred tax assets based on the conclusion that it is more likely than not that Palm’s domestic deferred tax assets will be realized in the future and, accordingly, that it would be appropriate to release the valuation allowance recorded against those deferred tax assets.

[4]	Cash, cash equivalents and short-term investments pro forma as of May 31, 2007 do not include the proceeds of approximately $64.5 million received from the June 2007 sale of land.
[5]

Total debt as of May 31, 2005 and 2006 relates to convertible debt and a payable to ACCESS Systems related to the acquisition of the Palm brand. Total debt as of May 31, 2007 relates to payables to ACCESS Systems and to Oracle. The debt to ACCESS Systems relates to the acquisition of the Palm trademark in 2005 and is due in equal installments in May 2008 and in November 2008. The debt to Oracle relates to the purchase of an Oracle license and is due in quarterly installments through July 2009. Total debt on a pro forma basis relates to payables to Access Systems, to Oracle and the new debt.

[6]

Elevation will invest $325.0 million in Palm in the form of 325,000 shares of Series B Convertible Preferred Stock, which will represent approximately 27% of the voting shares outstanding of Palm on an as-converted basis. Palm will incur issuance costs of approximately $11.5 million relating to the Series B Convertible Preferred Stock.

[7]

EBITDA represents net income before net interest income (expense), income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and Palm’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude stock-based compensation, net other non-operating income (expense), in-process research and development, legal settlements, restructuring charges (adjustments) and employee separation costs. Palm presents EBITDA and Adjusted EBITDA because the Company believes them to be additional useful indicators of their operating performance. Palm’s management uses Adjusted EBITDA principally as a measure of its operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in industries similar to ours. Palm also believes Adjusted EBITDA is useful to the Company’s management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

The reconciliation of net income to EBITDA to Adjusted EBITDA is as follows (dollars in thousands):

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Net income	$66,387	$336,170	$56,383	$29,672
Interest (income) expense, net	(4,432)	(14,020)	(23,988)	16,706
Income tax provision (benefit)	14,144	(219,523)	36,044	18,741
Depreciation and amortization	23,352	19,701	21,631	21,631

EBITDA	$99,451	$122,328	$90,070	$86,750

Adjustments
Stock-based compensation[a]	$2,027	$1,769	$24,255	$26,975
Other non-operating income (expense), net[b]	1,429	2,684	1,619	1,619
In-process research and development[c]	—	—	3,700	3,700
Restructuring charges (adjustments)[d]	(360)	792	—	—
Legal settlements[e]	—	23,775	—	—
Employee separation costs[f]	3,400	—	—	—

Adjusted EBITDA[g]	$105,947	$151,348	$119,644	$119,044

[a]	Amounts represent non-cash stock-based compensation expense.
[b]	Other non-operating income (expense), net represents fees and expenses for asset and cash management and gains (losses) on sale of cash investments.
[c]

In-process research and development for fiscal 2007 represents a write-off during the third quarter of fiscal 2007 of in-process research and development which was acquired in conjunction with the purchase of assets and which had not yet reached technological feasibility and had no alternative future use.

[d]

Restructuring charges (adjustments) are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and are recorded as incurred. Restructuring charges (adjustments) consist of workforce reductions, facilities and property and equipment disposed of or removed from service and canceled projects recorded during fiscal 2003 through fiscal 2006.

[e]	Represents legal settlements in the fourth quarter of fiscal 2006, including a $22.5 million settlement with Xerox Corporation, as well as an additional settlement for $1.3 million.
[f]

Represents employee separation costs in fiscal year 2005 of $3.1 million recorded for one-time payments to certain of Palm’s employees, including Palm’s former chief executive officer, and $0.3 million associated with unvested shares of Palm restricted stock and a portion of the unvested options to purchase shares of Palm common stock that had their vesting accelerated in connection with employee separation costs

[g]	Adjusted EBITDA on a pro forma basis includes the anticipated annual cash salary of Jonathan Rubinstein of $0.6 million upon the closing of the Transaction.
[8]

Ratio of net debt to Adjusted EBITDA represents the debt disclosed in the balance sheet data above as of the period minus cash, cash equivalents and short-term investments divided by Adjusted EBITDA. For purposes of calculating this ratio for the pro forma May 31, 2007 period, we have included in the calculation of net debt the proceeds of approximately $64.5 million received from the sale of land which occurred in June 2007.

[9]	Ratio of pro forma Adjusted EBITDA to pro forma interest expense represents Adjusted EBITDA divided by the total interest expense less the amortization of transaction fees.